EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-38024, No. 333-69723, No. 033-09133, No. 033-65439, No. 033-78910, No. 033-52088, and No. 033-19772 of Del Global Technologies Corp. each on Form S-8 and in Registration Statement No. 333-38042 of Del Global Technologies Corp. on Form S-3 of our report dated November 3, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, appearing in this Annual Report on Form 10-K of Del Global Technologies Corp. for the fiscal year ended August 2, 2003.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 3, 2003